For the semi-annual period ended (a) September 30, 2006
File number (c) 811-05468



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on August 30,
2006. At such meeting the stockholders elected three Class III Directors.


a)	Election of Directors

            			FOR			WITHHELD

Linda W. Bynoe			13,294,839		470,653
Stephen G. Stoneburn 		13,304,874		460,618
Clay T. Whitehead 		13,302,617		462,875